Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANK ANNOUNCES ACQUISITION of

DARBY BANK & TRUST CO. and TIFTON BANKING COMPANY

November 12, 2010

AMERIS BANK (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today a definitive agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits and certain assets of Darby Bank & Trust Co., a full-service bank with seven branches located in Vidalia, Lyons, Savannah, and Pooler, Georgia, and also to assume the deposits and certain assets of Tifton Banking Company, a full-service, single-office bank in Tifton, Georgia. The Georgia Department of Banking & Finance declared Darby Bank & Trust Co., headquartered in Vidalia, and Tifton Banking Company in Tifton closed today and appointed the FDIC as receiver for both financial institutions. The FDIC entered into a loss-share transaction and sold the assets and deposit liabilities of Darby Bank & Trust Co. and Tifton Banking Company to Ameris Bank.

As branches of Ameris Bank, two offices in Savannah and one in Pooler will be open and serving customers on Saturday, November 13, 2010, during standard Saturday business hours from 9:00 a.m. until 1:00 p.m. All offices in Vidalia, Lyons, Savannah, Pooler, and Tifton will be open and serving customers on Monday, November 15, 2010, during the bank’s normal business hours. Darby Bank & Trust Co. and Tifton Banking Company depositors will automatically become depositors of Ameris Bank, and deposits will continue to be insured by the FDIC, (up to FDIC maximum). With these acquisitions, Ameris Bank will now operate 60 locations in Georgia, Florida, Alabama and South Carolina.

Edwin W. Hortman, Jr., President & CEO commented, “We are appreciative of the opportunity to welcome customers and employees of both Darby Bank & Trust Co. and Tifton Banking Company to the Ameris Bank family. Customers can be confident that their deposits are safe and readily accessible. Ameris Bank has supported the financial needs of local communities since 1971. It is exciting to gain new locations in and near established offices that will further complement our existing presence in these markets.”

As a result of the Darby Bank & Trust Co. acquisition, Ameris Bank will assume approximately $590.3 million in total deposits and $402.4 million in total loans. Approximately $144.6 million in total deposits and $118.9 million in total loans will be assumed as a result of the Tifton Banking Company acquisition. Substantially all of the loans and certain assets purchased from the FDIC are covered under loss-sharing agreements that afford the Company significant protection from losses. Ameris Bank is a wholly-owned subsidiary of Ameris Bancorp, headquartered in Moultrie, Georgia. For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.